UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2015

ALBANY MOLECULAR RESEARCH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ms. Felicia Ladin entered into an Employment Agreement with the Company effective February 11, 2015 (the “Employment Agreement”). Ms. Ladin commenced her employment with Albany Molecular Research, Inc. (the “Company”) as Senior Vice President and Treasurer of the Company. Upon the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, Ms. Ladin will, in addition, serve as the Chief Financial Officer of the Company.

Ms. Ladin, 43, was most recently Senior Vice President, CFO, Global Specialty Medicines at Teva Pharmaceuticals, USA (“Teva”). Prior to that, Ms. Ladin held positions of increasing responsibility in Teva’s financial planning and analysis operations, and was tax director. During her 12 year tenure at Teva, Ladin was instrumental in developing and implementing financial systems and infrastructure through a number of acquisitions, and driving consistency and efficiencies across locations, supporting the Specialty Medicine division’s growth into an $8 billion global business. Ms. Ladin received her M.S. in Taxation from Seton Hall University and a B.S. in Accounting from The University of Delaware.

Ms. Ladin will report to the President and Chief Executive Officer of the Company. Ms. Ladin will receive a base salary of $400,000 per year and is eligible for a cash bonus of up to 100% of her base salary, which would be paid with respect to any fiscal year based on the performance of the Company in relation to established objectives. In addition, Ms. Ladin will be paid a signing bonus of approximately $300,000 at the time of employment (the “Signing Bonus”), will be eligible for the Company’s standard relocation package for executive officers (the “Relocation Expenses”). In the event that the Company terminates Ms. Ladin for cause, or Ms. Ladin terminates her employment with AMRI within 24 months of receipt of the Signing Bonus or any Relocation Expenses, she will be required to repay the Signing Bonus and all Relocation Expenses actually incurred. Effective on the date of employment, Ms. Ladin will be granted non-qualified stock options to purchase 75,000 shares of the Company’s common stock and 25,000 shares of restricted stock. The stock options will be granted at the fair market value on the date of grant and the shares of restricted stock and the stock options will vest 25% per year on each anniversary of the date of grant. The Employment Agreement contains terms and conditions regarding restrictive covenants; termination; change of control; and other matters similar to those found in the employment agreements currently in place between the Company and its other senior executive officers.

The Company and Michael M. Nolan entered into a Separation Agreement effective February 11, 2015 (the “Separation Agreement”) Pursuant to the terms of the Separation Agreement, Mr. Nolan will remain in the position of Chief Financial Officer of the Company through the date that the Company files its Annual Report on Form 10-K for the year ended December 31, 2014 and Mr. Nolan will remain as an employee of the Company through March 31, 2015 (the “Termination Date”). The Separation Agreement provides for the payment of certain severance benefits to Mr. Nolan following the Termination Date and the continuation of certain obligations under the terms of the Amended Employment Agreement between the Company and Mr. Nolan dated as of September 27, 2012 and amended on December 27, 2012.  The severance benefits include the following: (a) base salary and health and dental benefit continuation through March 31, 2016; (b) payment of certain outplacement expenses; and (c) vesting of certain outstanding stock awards held by Mr. Nolan immediately prior to the Termination Date that vest over time and have not vested.  Mr. Nolan will receive his regular rate of salary through the Termination Date.  In addition, the Separation Agreement includes a general release of claims by Mr. Nolan against the Company arising out of or related to Mr. Nolan’s employment with the Company.

The descriptions of the Employment Agreement and the Separation Agreement contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Employment Agreement and the Separation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2015	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Lori M. Henderson
Name: Lori M. Henderson
Title: Senior Vice President and General Counsel